EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Powerwave Technologies, Inc. (the “Company”) on Form S-8 of our report relating to the consolidated financial statements of the Company dated February 19, 2010, March 4, 2010, as to the effects of the restatement discussed in Note 5 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the restatement discussed in Note 5, and relating to the Company’s adoption of the provisions of accounting guidance now codified as Financial Accounting Standards Board Accounting Standards Codification (ASC) Topic 470-20, Debt With Conversion and Other Options, in 2009 and the Company’s adoption of ASC Topic 740, Income Taxes, in 2007), and our report relating to the effectiveness of Powerwave Technologies, Inc. internal control over financial reporting dated February 19, 2010, March 4, 2010, as to the effects of the material weakness identified in management’s report (which report expresses an adverse opinion on internal control over financial reporting), appearing in the Annual Report on Form 10-K/A (Amendment No. 1) of Powerwave Technologies, Inc. for the year ended January 3, 2010.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

Costa Mesa, California
November 2, 2010